Exhibit 99

                  Snap-on Announces 2005 Second-quarter Results

     KENOSHA, Wis.--(BUSINESS WIRE)--July 27, 2005--Snap-on Incorporated (NYSE:SNA), a global leader in professional tools, diagnostics and equipment, today announced 2005 second-quarter results.

     -- Net earnings for the second quarter of 2005 increased 20% to $26.6 million, or $0.46 per diluted share, compared with $22.2 million, or $0.38 per diluted share, a year ago.

     -- Net sales were essentially flat at $592.4 million in the second quarter of 2005 compared to $591.3 million in the prior year. Total revenue, which includes financial services, was $608.6 million compared to $612.1 million a year ago.

     "I am encouraged by the progress being achieved by Snap-on associates in improving our focus on our customers," said Jack D. Michaels, chairman, president and chief executive officer. "I thank them all for their diligent efforts. However, we all know that we still have much work - and opportunity - ahead of us in our drive to improve manufacturing effectiveness, provide an enhanced level of customer service, increase inventory turns and reduce the complexity and cost structure within our organization."

     Second-quarter Results

     Net sales were $592.4 million in the second quarter of 2005 compared with $591.3 million in the second quarter of 2004. Of the $1.1 million increase, $11.9 million was due to currency translation, which offset $10.8 million of lower sales primarily in the U.S. dealer operation, OEM facilitation business and worldwide equipment business, partially offset by higher international dealer sales and worldwide industrial tool sales. Total revenue was $608.6 million in the second quarter of 2005 compared with $612.1 million in the prior year, reflecting a decline in financial services revenue caused principally by lower credit originations and the impact of higher year-over-year interest rates on Snap-on's domestic financing business.
     Net earnings were $26.6 million in the second quarter of 2005 compared with $22.2 million in the second quarter of 2004. Operating earnings improved to $47.3 million in the second quarter of 2005 compared with $40.8 million a year ago, principally the result of better margins. Operating earnings improved despite the negative effects of higher year-over-year steel costs and a lower earnings contribution from financial services. Operating earnings in the second quarter of 2005 also included $6.8 million of restructuring costs, while the year-ago results included $4.8 million of such costs and a $3.6 million charge associated with the settlement of two GSA contract audits.

     Segment Results

     Snap-on Dealer Group operating earnings were $23.4 million on total revenues of $260.6 million in the second quarter of 2005, compared with $30.0 million of operating earnings on $261.1 million of total revenues in the second quarter of 2004.
     Segment operating earnings for the second quarter of 2005 were reduced by lower U.S. sales, primarily due to a lower average number of U.S. dealer vans in operation for the quarter, continued high costs associated with improving manufacturing operations and $3.9 million of higher steel costs. These effects were partially offset by higher selling prices and increased international sales. Currency translation increased revenue by $2.9 million, but had minimal effect on operating earnings.
     Sales to U.S. dealers have been impacted in past periods by plant consolidations and other manufacturing challenges that resulted in low order fill rates and higher levels of backorders. Progress, however, is being made in improving order fill rates and in reducing the level of outstanding backorders, although at a higher level of cost. Actions to enhance manufacturing operations, including installation of new production equipment and machine tooling, improved manufacturing processes, increased equipment maintenance and the acquisition in the 2005 first quarter of a production facility formerly managed by a supplier are beginning to provide greater production benefits and a higher level of "complete and on-time" product deliveries. Substantial effort continues to be focused on these initiatives. As a result of these efforts, along with the continued strength in franchise applications, Snap-on believes that further improvements will contribute to higher sales and lower costs.
     Commercial and Industrial Group operating earnings improved to $17.9 million on total revenues of $294.8 million in the second quarter of 2005 compared with operating earnings of $4.2 million on $282.9 million of total revenues in the second quarter of 2004.
     Improved gross margins and lower operating expenses were the principal contributors to the earnings gain in 2005. These improvements primarily reflect product cost reduction initiatives, benefits from footprint consolidation, and increased efficiencies associated with continuous improvement activities. These actions, coupled with higher selling prices and the absence of the $3.6 million GSA settlement charge incurred last year, more than offset the $3.9 million of higher year-over-year steel costs and the continued investment spending to support the strategy of establishing a sales presence in Asia and other emerging markets. During the quarter, $2.5 million in restructuring costs were also incurred, primarily for the integration and streamlining of the Bahco and Eurotools operations in Europe, while $3.3 million of such costs were incurred a year ago.
     Of the $11.9 million increase in total revenue, $8.2 million was due to currency translation and $3.7 million reflects higher sales. Increased sales of hand tools for commercial and industrial applications and higher sales resulting from the successful introduction of new power tools partially offset a decline in vehicle service equipment sales.
     Diagnostics and Information Group operating earnings were $13.7 million on total revenues of $117.2 million for the second quarter of 2005 compared with $6.8 million of operating earnings on $114.7 million of total revenues in the second quarter of 2004.
     The increase in total revenue, largely reflecting higher software and handheld Snap-on(R) brand diagnostics sales made through the global dealer business, as well as an improved margin from these higher-margin product sales, combined with benefits from continuous improvement actions contributed to the earnings gain year over year. Lower sales in the OEM facilitation business largely offset the higher diagnostics sales, while currency translation contributed $1.0 million to revenues.
     Financial Services operating earnings were $5.0 million on $16.2 million of total revenue compared with $9.6 million of operating earnings on $20.8 million of total revenues in the second quarter of 2004. Operating earnings decreased in the second quarter of 2005 principally as a result of higher interest rates coupled with lower credit originations.
     Corporate general expenses were $12.7 million in the second quarter of 2005, up from $9.8 million a year ago. Savings from cost reduction actions were more than offset by $3.9 million of higher year-over-year pension and postretirement actuarial adjustments and mark-to-market adjustments of $1.2 million on stock-based incentive plans.
     At the end of the second quarter of 2005, cash and cash equivalents were $130.6 million, a $14.8 million decrease from the first quarter of 2005, primarily reflecting the retirement of $25.0 million of short-term debt during the quarter. Total debt was $311.7 million at the end of the second quarter 2005, down $19.4 million from $331.1 million at the end of the first quarter 2005. Total debt as a percentage of total capital was 23.1% at the end of the second quarter 2005, down from 23.5% at the end of the first quarter 2005 and down from 25.2% a year ago.

     Outlook

     Snap-on will continue to emphasize improving its customer service, reducing complexity and cost, strengthening its dealer van franchise system, achieving quicker inventory turns, implementing continuous improvement actions and the development of innovative new products. Further progress toward these objectives is anticipated to lead to improved levels of service and product deliveries to dealers and customers, an expectation of higher sales and further improvements in operating margins.
     As reported previously at the end of the first quarter of 2005, Snap-on estimates that full-year 2005 restructuring costs will total $20 million to $25 million, of which $14.6 million was incurred in the first six months. Benefits from prior rationalization actions, as well as ongoing continuous improvement initiatives, including the further integration of business operations, are anticipated to exceed the costs associated with those actions and provide future operating leverage from sales activities.
     "Our ongoing actions are aimed at accelerating the building of long-term shareholder value through improved financial returns and earnings growth," said Michaels. "We continue to believe that by placing urgent emphasis on improved customer responsiveness, and maintaining our strong heritage of product quality, performance and innovation, we can substantially strengthen our brands' global appeal."

     A discussion of this announcement will be webcast at 8:00 a.m. CDT on Thursday, July 28, and a replay will be available for at least 10 days following the call. To access the Webcast, visit www.snapon.com, click on Snap-on Corporate and then on the link to the webcast. Additional detail about Snap-on is also available on the Snap-on Web site.

     Snap-on Incorporated is a leading global innovator, manufacturer and marketer of tool, diagnostics and equipment solutions for professional tool users. Product lines include hand and power tools, diagnostics and shop equipment, tool storage, diagnostics software and other solutions for vehicle-service, industrial, government and agricultural customers, and commercial applications, including construction and electrical. Products are sold through its franchised dealer van, company-direct sales and distributor channels, as well as over the Internet. Founded in 1920, Snap-on is a $2.4 billion, S&P 500 company headquartered in Kenosha, Wisconsin, and employs approximately 11,600 people worldwide.

     Important information about forward-looking statements

     Statements in this news release that are not historical facts, including statements (i) that include the words "expects," "plans," "targets," "estimates," "believes," "anticipates," or similar words that reference Snap-on or its management; (ii) specifically identified as forward-looking; or (iii) describing Snap-on's or management's future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that any forward-looking statements included in this release that are based upon assumptions and estimates were developed by management in good faith and are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results or regarded as a representation by the company or its management that the projected results will be achieved. For those forward-looking statements, Snap-on cautions the reader that numerous important factors, such as those listed below, as well as those factors discussed in Snap-on's Form 8-K filing (dated July 27, 2005), could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, Snap-on.
     These risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally, and the timing and progress with which Snap-on can attain savings from cost reduction actions, including its ability to implement and complete planned reductions in workforce, achieve improvements in the company's manufacturing footprint, achieve improvements in supply chain efficiencies, and enhance machine maintenance, plant productivity and manufacturing line set-up and change-over practices, any or all of which could result in production inefficiencies, higher cost and lost revenues. These risks also include uncertainties related to Snap-on's capability to retain and attract dealers, introduce successful new products, as well as its ability to withstand disruption arising from planned facility closures, or other labor interruptions, and external negative factors including significant changes in the current competitive environment, inflation and other monetary fluctuations, interest rates, legal proceedings, energy and raw material supply and pricing, and terrorist disruptions on business. Snap-on disclaims any responsibility to update any forward-looking statement provided in this release.

     For additional information, visit www.snapon.com.


                         SNAP-ON INCORPORATED
                  Consolidated Statements of Earnings
             (Amounts in millions, except per share data)
                              (unaudited)

                               Three Months Ended    Six Months Ended
                               ------------------- -------------------
                                July 2,   July 3,   July 2,   July 3,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Net sales                        $592.4    $591.3  $1,191.1  $1,186.4
Financial services revenue         16.2      20.8      30.3      42.0
                               --------- --------- --------- ---------
Total revenue                     608.6     612.1   1,221.4   1,228.4
Cost of goods sold               (323.8)   (335.4)   (665.6)   (681.2)
Operating expenses               (237.5)   (235.9)   (474.2)   (479.4)
                               --------- --------- --------- ---------
Operating earnings                 47.3      40.8      81.6      67.8
Interest expense                   (5.6)     (5.7)    (11.5)    (11.3)
Other income (expense) - net       (0.8)     (0.9)     (1.7)     (2.8)
                               --------- --------- --------- ---------
Earnings before income taxes       40.9      34.2      68.4      53.7
Income tax expense                (14.3)    (12.0)    (23.9)    (18.8)
                               --------- --------- --------- ---------
Net earnings                      $26.6     $22.2     $44.5     $34.9
                               ========= ========= ========= =========


Earnings per share:
    Basic                         $0.46     $0.38     $0.77     $0.60
    Diluted                       $0.46     $0.38     $0.76     $0.60

Weighted-average shares outstanding:
    Basic                          57.7      57.9      57.7      58.0
    Effect of dilutive options      0.6       0.6       0.6       0.6
                               --------- --------- --------- ---------
    Diluted                        58.3      58.5      58.3      58.6
                               ========= ========= ========= =========



                         SNAP-ON INCORPORATED
         Revenue and Operating Earnings by Reportable Segment
                         (Amounts in millions)
                              (unaudited)

                               Three Months Ended    Six Months Ended
                               ------------------- -------------------
                                July 2,   July 3,   July 2,   July 3,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

External revenue
Snap-on Dealer Group             $260.6    $261.1    $516.4    $524.0
Commercial and Industrial Group   257.6     250.4     516.8     502.6
Diagnostics and Information
 Group                             74.2      79.8     157.9     159.8
Financial Services                 16.2      20.8      30.3      42.0
                               --------- --------- --------- ---------
Total external revenue           $608.6    $612.1  $1,221.4  $1,228.4
                               ========= ========= ========= =========

Intersegment revenue
Snap-on Dealer Group                 $-        $-        $-        $-
Commercial and Industrial Group    37.2      32.5      71.8      63.1
Diagnostics and Information
 Group                             43.0      34.9      73.7      73.1
Financial Services                    -         -         -         -
                               --------- --------- --------- ---------
Total intersegment revenue        $80.2     $67.4    $145.5    $136.2
                               ========= ========= ========= =========

Total revenue
Snap-on Dealer Group             $260.6    $261.1    $516.4    $524.0
Commercial and Industrial Group   294.8     282.9     588.6     565.7
Diagnostics and Information
 Group                            117.2     114.7     231.6     232.9
Financial Services                 16.2      20.8      30.3      42.0
                               --------- --------- --------- ---------
Segment revenue                   688.8     679.5   1,366.9   1,364.6
Intersegment eliminations         (80.2)    (67.4)   (145.5)   (136.2)
                               --------- --------- --------- ---------
Total consolidated revenue       $608.6    $612.1  $1,221.4  $1,228.4
                               ========= ========= ========= =========

Operating earnings
Snap-on Dealer Group              $23.4     $30.0     $41.5     $44.9
Commercial and Industrial Group    17.9       4.2      28.9       7.5
Diagnostics and Information
 Group                             13.7       6.8      23.0      16.0
Financial Services                  5.0       9.6       9.3      20.5
                               --------- --------- --------- ---------
Segment operating earnings         60.0      50.6     102.7      88.9
Corporate                         (12.7)     (9.8)    (21.1)    (21.1)
                               --------- --------- --------- ---------
Operating earnings                 47.3      40.8      81.6      67.8
Interest expense                   (5.6)     (5.7)    (11.5)    (11.3)
Other income (expense) - net       (0.8)     (0.9)     (1.7)     (2.8)
                               --------- --------- --------- ---------
Earnings before income taxes      $40.9     $34.2     $68.4     $53.7
                               ========= ========= ========= =========

Segment revenues are defined as total revenues, including both external customer revenue and intersegment revenue. Segment operating earnings are defined as segment revenues less cost of goods sold and operating expenses, including restructuring costs.

Due to changes in Snap-on's management organization structure, Snap-on realigned its business segments during the first quarter of fiscal 2005. The primary changes include the reclassification of Snap-on's Technical Representative support organization from the Snap-on Dealer Group to the Diagnostics and Information Group and the segregation of Snap-on's general corporate expenses from the operating earnings of the business segments. Prior period figures have been restated to reflect these changes. For additional information on Snap-on's segments, refer to the Current Report on Form 8-K filed on April 15, 2005, and to Snap-on's other 2005 Current Reports on Form 10-Q that have been filed with the Securities and Exchange Commission.



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)
                                                    Three Months Ended
                                                   -------------------
                                                    July 2,   July 3,
                                                     2005      2004
                                                   --------- ---------

Operating activities
Net earnings                                          $26.6     $22.2
Adjustments to reconcile net earnings to net cash
     provided (used) by operating activities:
          Depreciation                                 12.2      14.6
          Amortization of other intangibles             0.6       0.6
          Deferred income tax provision                 4.0       4.2
          Loss (gain) on sale of assets                (1.3)      0.3
          Loss (gain) on mark to market for cash
           flow hedges                                  0.1       1.4
Changes in operating assets and liabilities:
          (Increase) decrease in receivables           23.5      10.2
          (Increase) decrease in inventories          (27.5)      2.3
          (Increase) decrease in prepaid and other
           assets                                      (1.1)      0.7
          Increase (decrease) in accounts payable     (23.8)     (6.2)
          Increase (decrease) in accruals and other
           liabilities                                 18.5       6.9
                                                   --------- ---------
Net cash provided by operating activities              31.8      57.2

Investing activities
Capital expenditures                                   (9.8)    (10.0)
Proceeds from disposal of property and equipment        1.9       1.8
Proceeds from disposition of business                     -       0.6
                                                   --------- ---------
Net cash used in investing activities                  (7.9)     (7.6)

Financing activities
Payment of long-term debt                                 -      (0.2)
Net decrease in short-term borrowings                 (20.3)     (0.8)
Purchase of treasury stock                             (5.0)    (19.9)
Proceeds from stock purchase and option plans           5.2       5.4
Cash dividends paid                                   (14.4)    (14.4)
                                                   --------- ---------
Net cash used in financing activities                 (34.5)    (29.9)

Effect of exchange rate changes on cash and cash
 equivalents                                           (4.2)     (0.7)
                                                   --------- ---------
Increase (decrease) in cash and cash equivalents      (14.8)     19.0

Cash and cash equivalents at beginning of period      145.4     107.6
                                                   --------- ---------
Cash and cash equivalents at end of period           $130.6    $126.6
                                                   ========= =========

Supplemental cash flow disclosures
Cash paid for interest                                $(1.0)    $(1.1)
Cash paid for income taxes                             (1.2)     (4.9)



                         SNAP-ON INCORPORATED
                 Consolidated Statements of Cash Flows
                         (Amounts in millions)
                              (unaudited)
                                                    Six Months Ended
                                                   -------------------
                                                    July 2,   July 3,
                                                     2005      2004
                                                   --------- ---------

Operating activities
Net earnings                                          $44.5     $34.9
Adjustments to reconcile net earnings to net cash
     provided (used) by operating activities:
          Depreciation                                 25.7      33.0
          Amortization of other intangibles             1.7       1.1
          Deferred income tax provision                 4.0       5.5
          Loss (gain) on sale of assets                (0.6)      0.2
          Loss (gain) on mark to market for cash
           flow hedges                                 (0.2)      0.5
Changes in operating assets and liabilities:
          (Increase) decrease in receivables            6.1      (4.4)
          (Increase) decrease in inventories          (41.6)     (1.2)
          (Increase) decrease in prepaid and other
           assets                                      13.1      (4.6)
          Increase (decrease) in accounts payable     (14.7)      8.9
          Increase (decrease) in accruals and other
           liabilities                                 13.1      17.1
                                                   --------- ---------
Net cash provided by operating activities              51.1      91.0

Investing activities
Capital expenditures                                  (19.0)    (17.3)
Proceeds from disposal of property and equipment        4.9       2.8
Proceeds from disposition of business                     -       0.6
                                                   --------- ---------
Net cash used in investing activities                 (14.1)    (13.9)

Financing activities
Payment of long-term debt                                 -      (0.2)
Net decrease in short-term borrowings                 (19.0)     (2.1)
Purchase of treasury stock                            (12.7)    (24.6)
Proceeds from stock purchase and option plans          11.7      10.4
Cash dividends paid                                   (28.9)    (29.0)
                                                   --------- ---------
Net cash used in financing activities                 (48.9)    (45.5)

Effect of exchange rate changes on cash and cash
 equivalents                                           (7.5)     (1.1)
                                                   --------- ---------
Increase (decrease) in cash and cash equivalents      (19.4)     30.5

Cash and cash equivalents at beginning of period      150.0      96.1
                                                   --------- ---------
Cash and cash equivalents at end of period           $130.6    $126.6
                                                   ========= =========

Supplemental cash flow disclosures
Cash paid for interest                               $(11.4)   $(11.4)
Cash refunded for income taxes, net                     5.0       5.6



                         SNAP-ON INCORPORATED
                      Consolidated Balance Sheets
                         (Amounts in millions)
                              (unaudited)
                                                   July 2,  January 1,
                                                    2005       2005
                                                 ---------- ----------

Assets
    Cash and cash equivalents                       $130.6     $150.0
    Accounts receivable - net of allowances          514.7      542.0
    Inventories
        Finished goods                               335.9      308.6
        Work in process                               42.0       40.0
        Raw materials                                 67.1       69.6
        Excess of current cost over LIFO cost        (78.4)     (76.3)
                                                 ---------- ----------
            Total inventories                        366.6      341.9
    Deferred income tax benefits                      83.7       77.1
    Prepaid expenses and other assets                 72.6       81.6
                                                 ---------- ----------
            Total current assets                   1,168.2    1,192.6

    Property and equipment - net                     283.9      313.6
    Deferred income tax benefits                       8.0        9.4
    Goodwill                                         402.1      441.1
    Other intangibles - net                           64.9       70.0
    Pension assets                                   159.3      159.7
    Other assets                                      91.3      103.7
                                                 ---------- ----------
        Total Assets                              $2,177.7   $2,290.1
                                                 ========== ==========

Liabilities
    Accounts payable                                $173.9     $194.9
    Notes payable and current maturities
        of long-term debt                            108.5      127.8
    Accrued benefits                                  36.4       34.5
    Accrued compensation                              55.1       57.2
    Dealer deposits                                   43.5       46.9
    Deferred subscription revenue                     27.9       26.2
    Income taxes                                      27.4       21.9
    Other accrued liabilities                        160.9      164.8
                                                 ---------- ----------
        Total current liabilities                    633.6      674.2

    Long-term debt                                   203.2      203.2
    Deferred income taxes                             81.6       76.5
    Retiree health care benefits                      89.2       89.0
    Pension liabilities                               74.0       73.3
    Other long-term liabilities                       58.2       63.2
                                                 ---------- ----------
        Total Liabilities                          1,139.8    1,179.4
                                                 ---------- ----------

Shareholders' Equity
    Common stock                                      67.0       67.0
    Additional paid-in capital                       103.6      105.8
    Retained earnings                              1,124.3    1,108.7
    Accumulated other comprehensive
        income (loss)                                 41.7      129.1
    Grantor stock trust at fair market value        (133.2)    (147.0)
    Treasury stock at cost                          (165.5)    (152.9)
                                                 ---------- ----------
        Total Shareholders' Equity                 1,037.9    1,110.7
                                                 ---------- ----------
        Total Liabilities and Shareholders'
         Equity                                   $2,177.7   $2,290.1
                                                 ========== ==========


     CONTACT: Snap-on Incorporated
              Media:
              Richard Secor, 262-656-5561
              or
              Investors:
              William Pfund, 262-656-6488